Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement filed herewith on Form S-3 of Vuzix Corporation of our report, dated March 31, 2015, related to our audit of the consolidated financial statements as of and for the year ended December 31, 2014, appearing in the Annual Report on Form 10-K of Vuzix Corporation.

/s/ Freed Maxick CPAs, P.C.

Buffalo, New York

January 29, 2016